As filed with the Securities and Exchange Commission on May 28, 1997
                                          Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                              _______________
                                 FORM S-3

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                              _______________

                           UNIPHASE CORPORATION
          (Exact Name of Registrant as Specified in its Charter)

            Delaware                        94-2579683
 (State or Other Jurisdiction of          (I.R.S. Employer
 Incorporation or Organization)         Identification Number)


                           163 Baypointe Parkway
                        San Jose, California 95134
                              (408) 434-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                 Registrant's Principal Executive Offices)

                            Kevin N. Kalkhoven
                   President and Chief Executive Officer
                           Uniphase Corporation
                           163 Baypointe Parkway
                        San Jose, California 95134
                              (408) 434-1800
 (Name, Address, Including Zip Code, and Telephone Number, Including Area
                        Code, of Agent for Service)

                              _______________

                                Copies to:

                         Michael C. Phillips, Esq.
                          Justin L. Bastian, Esq.
                          Morrison & Foerster LLP
                            755 Page Mill Road
                         Palo Alto, CA 94304-1018
                              (415) 813-5600

                              _______________

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _x_

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.________________

                      CALCULATION OF REGISTRATION FEE

                                       Proposed       Proposed
                                       Maximum        Maximum
  Title of Each Class of  Amount to     Offering      Aggregate   Amount of
                                         Price       Offering
   Securities to be           be      Per Share (2)   Price(2)  Registration
      Registered        Registered(1)                               Fee

  Common Stock,         665,568 shares  $46.6875    $31,073,706   $9,416.27
  $.001 par value(1)


(1) Issued and outstanding shares of Common Stock to be sold by a certain Selling Stockholder.
(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on May 20, 1997, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED MAY 28, 1997

                           SUBJECT TO COMPLETION
                              665,568 Shares

                           UNIPHASE CORPORATION
                               Common Stock

 This Prospectus relates to the offer and sale from time to time by the holder (the "Selling Stockholder") of up to 665,568 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of Uniphase Corporation (the "Company"). The Company is registering the Shares pursuant to a Common Stock Purchase Agreement dated as of November 20, 1995 by and between the Company and the Selling Stockholder, to provide the Selling Stockholder with freely tradable securities. The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the holder thereof. See "Use of Proceeds" and "Registration Rights."

 The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "UNPH." On May 27, 1997, the last reported sales price as reported by Nasdaq was $55.75 per share. See "Price Range of Common Stock."

 See "Risk Factors" commencing on page 5 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                              _______________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _______________

 The Selling Stockholder from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

 The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

 The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Stockholder.

       The date of this Prospectus is                         , 1997

                           AVAILABLE INFORMATION

  The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith, files, annual and quarterly reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) containing reports, proxy statements and other information of registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments, schedules and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and certain parts are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission (File No. 0-22874) pursuant to the Exchange Act are incorporated herein by reference:

  (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

  (2) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 15, 1993;

  (3) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30 and December 31, 1996, and March 31, 1997; and

  (4) the Company's Current Report on Form 8-K dated March 25, 1997, and the Company's Current Report on 8K-A dated May 27, 1997.

  All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person a copy of any or all of the foregoing documents incorporated herein by reference (exclusive of exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Corporate Secretary at the corporate headquarters of the Company at 163 Baypointe Parkway, San Jose, California 95134 or by telephone at (408) 434-1800.

 Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

 The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in other sections of this "Risk Factors" portion of this Prospectus. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                THE COMPANY

  Uniphase Corporation ("Uniphase" or the "Company") is an optoelectronics company that designs, develops, manufactures and markets laser subsystems, laser-based semiconductor wafer defect examination and analysis equipment and fiber optic telecommunications equipment products. Optoelectronics is a technology that extends the speed and capacity of conventional electronic solutions by addressing many of the constraints of the electron with the particle of light, the photon. A common source of the photon in optoelectronics is the laser. By combining electronics, photonics and software, optoelectronics has enabled new technologies such as CD-ROMs and fiber optic communication, and has created new solutions for existing markets.

  Since its founding, Uniphase has shipped over one million lasers and has become a leading supplier of laser subsystems for OEMs in a variety of markets, including CATV, long haul telecommunications, semiconductor wafer inspection, biotechnology, and graphics and printing markets. The Company focuses on selling its laser subsystems to such customers at the design-in phase of a product, creating the potential for recurring sales throughout a product's life.

  The Company's predecessor was incorporated in California in 1979 under the name "Uniphase Corporation." The Company was incorporated in California in 1984 under the name "Uniphase Holding, Corporation," and changed its name to Uniphase Corporation in 1987 as part of a reorganization in which it succeeded to the assets, liabilities and business operations of its predecessor. The Company reincorporated in Delaware in October 1993. Unless the context otherwise requires, the terms "Uniphase" and the "Company" refer to Uniphase Corporation, a Delaware corporation, its California predecessors and its subsidiaries. The Company's principal executive offices are located at 163 Baypointe Parkway, San Jose, California 95134 and its telephone number is (408) 434-1800.

                               RISK FACTORS

  In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus and in the documents incorporated by reference herein.

Management of Growth; UTP Fibreoptics and ULE Acquisition

  The Company has experienced recent growth through increased levels of operations in its existing businesses, the acquisition of UTP in May 1995 and the acquisition of ULE in March 1997. The Company is devoting significant resources to develop new solid state lasers for OEM customers, to improve products and increase market penetration of its Ultrapointe Systems and to increase its penetration of the CATV and telecommunications industries. In addition, the Company is now increasing its marketing, customer support and administrative functions in order to support an increased level of operations primarily from sales of its telecommunications equipment products. No assurance can be given that the Company will be successful in creating this infrastructure or that any increase in the level of such operations will justify the increased expense levels associated with these businesses.

 In May 1996, the Company acquired UTP Fibreoptics. As a result of acquiring UTP Fibreoptics, the Company has entered the local telecommunications and data communications market in which it had no previous experience, and has expanded its employee base. The success of the UTP Fibreoptics acquisition will be dependent on the Company's ability to integrate UTP Fibreoptics into its existing operations as a division of UTP. UTP's ability to manage UTP Fibreoptics will be complicated by the geographical distance between UTP's facilities in Bloomfield, Connecticut and Chalfont, Pennsylvania and UTP Fibreoptics's locations in the United Kingdom and in Batavia, Illinois. There can be no assurance that the operations of UTP Fibreoptics can be successfully integrated into UTP or that such integration will not strain the Company's available management, manufacturing, financial and other resources.

 In March 1997, the Company acquired ULE. As a result of acquiring ULE, the Company has gained access to a proven semiconductor based laser application for use in telecommunications. The success of the ULE acquisition will be dependent upon the Company's ability to integrate ULE 980nm lasers and future products used in erbium doped fiber amplifiers
(EDFA) and to many major telecommunication equipment manufacturers. There can be no assurance that the ULE operations can be successfully integrated into UTP or that such integration will not strain the Company's available management, manufacturing, financial and other resources.

 The Company also made capital expenditures in fiscal 1996 to acquire certain properties in San Jose, California totaling 109,000 square feet, which included land, buildings and improvements for an aggregate purchase price of approximately $11.0 million and continues to invest in property, plant and equipment needed for its business requirements, including adding to manufacturing capacity throughout the Company. Any failure to utilize these areas in an efficient manner could have a material adverse effect on the Company.

  The Company currently has no commitments with respect to any future acquisitions. The Company, however, frequently evaluates the strategic opportunities available to it and may in the future pursue acquisitions of additional complementary products, technologies or businesses. Such acquisitions by the Company may result in the diversion of management's attention from the day-to-day operations of the Company's business and may include numerous other risks, including difficulties in the integration of the operations and products, integration and retention of personnel of the acquired companies and certain financial risks. Further acquisitions by the Company may result in dilutive issuances of equity securities, the incurrence of additional debt, reduction of existing cash balances, amortization expenses related to goodwill and other intangible assets and other charges to operations that may materially adversely affect the Company's business, financial condition or operating results.

Cyclicality of Semiconductor Industry

  The Company's Ultrapointe Systems and a portion of its laser subsystems businesses depend upon capital expenditures by manufacturers of semiconductor devices, including manufacturers that are opening new or expanding existing fabrication facilities, which, in turn, depend upon the current and anticipated market demand for semiconductor devices and the products utilizing such devices. The semiconductor industry is highly cyclical, and historically has experienced periods of oversupply, resulting in significantly reduced demand for capital equipment. The semiconductor industry is currently experiencing a downturn which has led many semiconductor manufacturers to delay or cancel capital expenditures. Certain of the Company's customers have delayed or canceled purchase of the Company's Ultrapointe Systems. There can be no assurance that the Company's operating results will not be materially and adversely affected by these factors. Furthermore, there can be no assurance that the semiconductor industry will not experience further downturns or slowdowns in the future, which may materially and adversely affect the Company's business and operating results.

Gallium Arsenide

  Gallium Arsenide, referred to as GaAs, is a semiconductor material that has an electron mobility that is up to five times faster than silicon. As a result, it is possible to design GaAs circuits that operate at significantly higher frequencies than silicon circuits. At similar frequencies, GaAs circuits will produce higher signal strength (gain) and lower background interference (noise) than silicon circuits, permitting the transmission and reception of information over longer distances. GaAs circuits can also be designed to consume less power and operate more efficiently at lower voltages than silicon circuits.

  The fabrication of integrated circuits, particularly GaAs devices such as those sold by ULE is a highly complex and precise process. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer, wafer breakage or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. ULE has in the past and may be in the future experience lower than expected production yields, which could delay product shipments and adversely affect gross margins, and there can be no assurance that ULE will be able to maintain acceptable yields in the future. Because the majority of ULE manufacturing costs are relatively fixed, manufacturing yields are critical to the results of operations. To the extent ULE does not achieve acceptable manufacturing yields or experiences product shipment delays, its business, operating results and financial condition could be materially and adversely affected.

Risks from Customer Concentration

  A relatively limited number of OEM customers historically have accounted for a substantial portion of UTP's (including ULE) net sales. UTP's sales to any single customer are also subject to significant variability from quarter to quarter. Such fluctuations could have a material adverse effect on both UTP and the Company's business, operating results or financial condition. The Company expects that sales of UTP products to a limited number of customers will continue to account for a high percentage of the net sales for the foreseeable future. Moreover, there can be no assurance that UTP's current customers will continue to place orders or that UTP will be able to obtain new orders from new customers.

Declining Market for Gas Lasers; Development and Other Risks Relating to Solid State Laser Technologies

  To date, a substantial portion of the Company's revenue has been derived from sales of gas laser subsystems. The market for gas lasers is mature and is expected to decline as customers transition from conventional lasers, including gas, to solid state lasers, which are currently expected to be the primary commercial laser technology in the future. In response to this transition, the Company has devoted substantial resources to developing solid state laser products and has introduced its initial solid state products. To date, sales of the Company's solid state laser products have been limited and primarily for customer evaluation purposes. Solid state laser products are still evolving, and there can be no assurance that the Company's solid state laser products will be successfully designed into customers' products or achieve commercial sales volumes. The Company believes that a number of companies are further advanced than the Company in their development efforts for solid state lasers and are competing with evaluation units for many of the same design-in opportunities than the Company is pursuing. It is anticipated that the average selling price of solid state lasers may be significantly less in certain applications than the gas laser products the Company is currently selling in these markets. If the Company is unable to successfully make this transition from gas to solid state lasers, its business, operating results and financial condition will be materially and adversely affected. The Company further believes it will be necessary to continue to reduce the cost of manufacturing and to broaden the wavelengths provided by its laser products. There can be no assurance that the Company will successfully develop new solid state laser products, or that any solid state laser products will achieve market acceptance or not be rendered obsolete or uncompetitive by products of other companies.

Variability and Uncertainty of Quarterly Operating Results

  The Company has experienced and expects to continue to experience significant fluctuations in its quarterly results. The Company believes that fluctuations in quarterly results may cause the market price of its Common Stock to fluctuate, perhaps substantially. Factors which have had an influence on and may continue to influence the Company's operating results in a particular quarter include the timing of the receipt of orders from major customers, product mix, competitive pricing pressures, the relative proportions of domestic and international sales, costs associated with the acquisition or disposition of businesses, products or technologies, the Company's ability to design, manufacture, and ship products on a cost effective and timely basis, the delay between incurrence of expenses to further develop marketing and service capabilities and realization of benefits from such improved capabilities, the announcement and introduction of cost effective new products by the Company and by its competitors, and expenses associated with any intellectual property litigation. In addition, the Company's sales will often reflect orders shipped in the same quarter that they are received. Moreover, customers may cancel or reschedule shipments, and production difficulties could delay shipments. The timing of sales of the Company's Ultrapointe Systems may result in substantial fluctuations in quarterly operating results due to the substantially higher per unit price of these products relative to the Company's other products. In addition, the Company sells its telecommunications equipment products to OEMs who typically order in large quantities and therefore the timing of such sales may significantly affect the Company's quarterly results. The timing of such OEM sales can be affected by factors beyond the Company's control, including demand for the OEM's products and manufacturing issues experienced by OEMs. In this regard, the Company has experienced a temporary rescheduling of orders by OEM telecommunications customers. As a result of the above factors, the Company's results of operations are subject to significant variability from quarter to quarter.

 There can be no assurance that other acquisitions or dispositions of businesses, products or technologies by the Company in the future will not result in substantial charges or other expenses that may cause fluctuations in the Company's quarterly operating results.

  The Company's operating results in a particular quarter may also be affected by the acquisition or disposition of other businesses, products or technologies by the Company. For example, in the fourth quarter of fiscal 1996, the Company incurred charges totaling $7.5 million for acquired in-process research and development related to the acquisition of UTP Fibreoptics and compensation expense in connection with the cancellation of certain options of UTP and granted replacement options to purchase Uniphase Common Stock to UTP employees in order to operate UTP Fibreoptics as a division of UTP. In the fourth quarter of fiscal 1995, the Company incurred charges totaling $5.4 million, primarily for acquired in-process research and development in connection with the Company's acquisition of UTP, and to a lesser extent from the loss on the sale of the Company's diode laser product line. Such charges reduced net income per share for the fourth quarter of fiscal 1995 by $0.34 and for fiscal 1995 by $0.33. There can be no assurance that acquisitions or dispositions of businesses, products or technologies by the Company in the future will not result in substantial charges or other expenses that may cause fluctuations in the Company's quarterly operating results.

Intense Industry Competition

  The laser, semiconductor capital equipment, CATV and telecommunications industries in which the Company sells its products are highly competitive. In each of the markets it serves, the Company faces intense competition from established competitors, many of which have substantially greater financial, engineering, research and development, manufacturing, marketing, service and support resources. The Company is a recent entrant into the semiconductor capital equipment, the CATV and telecommunications marketplaces and competes with many companies in those markets that have substantially greater resources, including greater name recognition, a larger installed base of products and longer standing customer relationships. In order to remain competitive, the Company must maintain a high level of investment in research and development, marketing, and customer service and support. There can be no assurance that the Company will be able to compete successfully in the laser, semiconductor capital equipment, CATV or telecommunications industries in the future, that the Company will have sufficient resources to continue to make such investments, that the Company will be able to make the technological advances necessary to maintain its competitive position or that its products will receive market acceptance. The semiconductor capital equipment market is frequently affected by new product introductions and new technologies that make existing production and inspection equipment obsolete. There can be no assurance that others will not introduce products which compete with the Ultrapointe System or which render the Ultrapointe System obsolete or uncompetitive based on existing or new technologies. In addition, there can be no assurance that technological changes or development efforts by the Company's competitors will not render the Company's products or technologies obsolete or uncompetitive.

Dependence on Key OEM Relationships

  In November 1995, the Company entered into an exclusive OEM resale agreement with Tencor pursuant to which Tencor will distribute Ultrapointe Systems through its worldwide distribution channels. As a result of such agreement, the Company currently expects that Tencor will account for a majority of Ultrapointe's net sales for the foreseeable future. On
January 14, 1997, Tencor and KLA Instruments amended a planned merger. The Tencor and KLA merger could affect the Company's OEM agreement with Tencor. In addition, one laser subsystems customer, the Applied Biosystems Division of Perkin-Elmer Corporation, accounted for approximately 12% of the Company's net sales for fiscal years, 1996, 1995, and 1994, respectively. The loss of orders from these or other OEM relationships could have a materially adverse effect on the Company's business and operating results.

Attract and Retain Key Personnel

  The future success of the Company is dependent, in part, on its ability to attract and retain certain key personnel. In particular, the Company's research and development efforts are dependent on the Company being able to hire and retain engineering staff with the requisite qualifications. Competition in recruiting highly skilled engineering personnel is extremely intense, and the Company is currently experiencing substantial difficulty in identifying and hiring certain qualified engineering personnel in many areas of its business. No assurance can be given that the Company will be able to successfully hire such personnel at compensation levels that are consistent with the Company's existing compensation and salary structure. The Company's future success will also depend to a large extent on the continued contributions of its executive officers and other key management and technical personnel, none of whom has an employment agreement with the Company and each of whom would be difficult to replace. The Company does not maintain any key person life insurance policy on any of such persons. The loss of the services of one or more of the Company's executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on the Company's business and operating results.

Conflicting Patents and Intellectual Property Rights of Third Parties; Potential Infringement Claims

  The laser, semiconductor capital equipment, CATV and telecommunications industries in which the Company sells its products are characterized by frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and competitors of the Company. Such patents could inhibit the Company's ability to develop new products for such markets. From time to time, the Company has received notices claiming that it has infringed third-party patents or other intellectual property rights. While in the past licenses generally have been available to the Company where third-party technology was necessary or useful for the development or production of the Company's products, there can be no assurance that licenses to third-party technology will be available on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments by the Company of up-front fees, ongoing royalties or a combination thereof. There can be no assurance that such royalty or other terms would not have a significant adverse impact on the Company's operating results. The Company is a licensee of a number of third party technologies and intellectual property rights and is required to pay royalties to these third party licensors on certain of its products, including its Ultrapointe Systems and its solid state lasers. During fiscal 1996 and for the nine month period ended March 31, 1997, the Company expensed approximately $1.3 million and $1.2 million respectively in license and royalty fees primarily in connection with its gas laser subsystems. In addition, there can be no assurance that third parties will not assert claims against the Company with the Company's existing products or with respect to future products under development by the Company. In the event of litigation to determine the validity of any third-party claims, such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. In the event of an adverse result in any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that the Company would be successful in such development or that any such licenses would be available to the Company. In the absence of such a license, the Company could be enjoined from future sales of the infringing product or products. In fiscal years 1992 and 1993, the Company incurred substantial legal expenses in connection with a patent infringement action relating to the Company's current gas laser subsystems brought by Spectra-Physics Lasers, Inc. ("Spectra-Physics"). While the Spectra-Physics case has since been settled, no assurance can be given that, in the future, the Company will be able to avoid similar actions by competitors or others or that the Company will not be forced to initiate its own actions to protect its proprietary position.

Limited Protection of Intellectual Property

  The Company's future success depends in part upon its intellectual property, including trade secrets, know-how and continuing technological innovation. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. The Company currently holds 30 U.S. patents on products or processes and certain corresponding foreign patents and has applications for certain patents currently pending. While three patents have been issued with respect to the Company's Ultrapointe Systems, no assurance can be given that competitors will not successfully challenge the validity of these patents or design products that avoid infringement of the Company's proprietary rights with respect to its Ultrapointe Systems. There can be no assurance that other companies are not investigating or developing other technologies that are similar to the Company's, that any patents will issue from any application pending or filed by the Company or that, if patents do issue, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights thereunder will provide a competitive advantage to the Company. Further, the laws of certain territories in which the Company's products are or may be developed, manufactured or sold, including Asia, Europe or Latin America, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

Dependence on Sole and Limited Source Suppliers

  Various components included in the manufacture of the Company's products are currently obtained from single or limited source suppliers. A disruption or loss of supplies from these companies or an increase in price of these components would have a material adverse effect on the Company's results of operations, product quality and customer relationships. For example, the Company obtains all the robotics, workstations and many optical components used in its Ultrapointe Systems from Equipe Technologies, Silicon Graphics, Inc., and Olympus Corporation, respectively. The Company currently utilizes a sole source for the crystal semiconductor chip sets incorporated in the Company's solid state microlaser products and acquires its pump diodes for use in its solid state laser products from SDL, Inc., Opto Power Corporation and GEC. The Company also obtains lithium niobate wafers, galium arsenide wafers, specialized fiber components and certain lasers used in its UTP and ULE products primarily from Crystal Technology, Inc., Fujikura, Ltd., Philips Key Modules, and Sumitomo, respectively. The Company does not have a long-term or volume purchase agreements with any of these suppliers, and no assurance can be given that these components will be available in the quantities required by the Company, if at all. Further, UTP depends on relatively specialized components and it cannot be assured that its respective suppliers will be able to continue to meet UTP's requirements.

Difficulties in Manufacture of the Company's Products

 The manufacture of the Company's products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in the Company's or its suppliers' manufacturing process or the inadvertent use of defective or contaminated materials by the Company or its suppliers could adversely affect the Company's ability to achieve acceptable manufacturing yields and product reliability. In addition, UTP has previously experienced certain manufacturing yield problems that have materially and adversely affected both UTP's ability to deliver products in a timely manner to its customers and its operating results. During the fourth quarter of fiscal 1997, the Company anticipates launching an additional production facility at UTP's Bloomfield, Connecticut facility. No assurance can be given that the Company will be successful in manufacturing UTP products in the future at performance or cost levels necessary to meet its customer needs, if at all. In addition, UTP established a transmitter production facility in Chalfont, Pennsylvania in March 1996 and consolidated the transmitter production line previously located in Bloomfield, Connecticut into this facility in April 1996. The Company has no assurance that this facility will be able to deliver the planned production qualities of transmitters to customers specifications at the cost and yield levels required. To the extent the Company or UTP does not achieve and maintain yields or product reliability, the Company's operating results and customer relationships will be adversely affected.

Future Capital Requirements

 The Company is devoting substantial resources for new facilities and equipment for Uniphase Laser Enterprise and to the development of new products for the solid state laser, semiconductor capital equipment, CATV and telecommunications markets. Although the Company believes existing cash balances, cash flow from operations and available lines of credit, will be sufficient to meet its capital requirements at least through the end of calendar year 1997, the Company may be required to seek additional equity or debt financing to compete effectively in these markets. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on several factors, including the Company's acquisitions and the demand for the Company's products and products under development. There can be no assurance that such additional financing will be available when needed, or, if available, will be on terms satisfactory to the Company.

Potential Volatility of Common Stock Price

  The market price of the Company's Common Stock has recently been and is likely to continue to be highly volatile and significantly affected by factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, governmental regulatory action, developments with respect to patents or proprietary rights, general market conditions and other factors. Further, the Company's net revenues or operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

Risks Associated with International Sales

  International sales accounted for approximately 28.9%, 30.3%, 24.3% and 33.1% of the Company's net revenues in fiscal years 1994, 1995, 1996 and nine-months ended March 31, 1997 respectively, and the Company expects that international sales will continue to account for a significant portion of the Company's net revenues. The Company may continue to expand its operations outside of the United States and to enter additional international markets, both of which will require significant management attention and financial resources. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, political and economic instability in foreign markets, difficulties in staffing and management and integration of foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations and potentially adverse tax consequences. Since substantially all of the Company's foreign sales are denominated in U.S. dollars, the Company's products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. The Company's business and operating results may also be materially and adversely affected by lower sales levels which typically occur during the summer months in Europe and certain other overseas markets. Furthermore, the sales of many of the Company's OEM customers are dependent on international sales and, consequently, this further exposes the Company to the risks associated with such international sales.

Issuance of Preferred Stock; Potential Anti-Takeover Effects of Delaware
Law

  The Board of Directors has the authority to issue up to 1,000,000 shares of undesignated Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's shareholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of Common Stock. The issuance of Preferred Stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control of the Company.

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting publicly-held Delaware corporations from engaging in business combinations with certain stockholders for a specified period of time without the approval of substantially all of its outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Certificate of Incorporation and Bylaws contain provisions relating to the limitations of liability and indemnification of its directors and officers, dividing its Board of Directors into three classes of directors serving three-year terms and providing that its stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

                         SECURITIES TO BE OFFERED

  This prospectus relates to the offer and sale from time to time by the holder (the "Selling Stockholder") of up to 665,568 shares (the "Shares") of Common Stock of the Company. The Company is registering the Shares pursuant to a Common Stock Purchase Agreement dated as of November 20, 1995 by and between the Company and the Selling Stockholder, to provide the Selling Stockholder with freely tradable securities. The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the holder thereof.

                              USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

                DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

  The authorized capital stock of the Registrant consists of 20,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, $.001 par value per share. As of April 30, 1997, there were 16,678,086 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Preferred Stock

  The Company's Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

Delaware Anti-Takeover Law and Certain Charter Provisions

  Anti-Takeover Law

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquired at least 85% of the corporation's voting stock (excluding shares held by certain designated stockholders) in the transaction in which it became an interested stockholder. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain expenses, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock.

  Limitation of Director and Officer Liability

  The Company's Certificate of Incorporation and Bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The Company's Certificate of Incorporation provides that directors of the Company may not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper benefit. However, such limitation does not limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by Delaware law.

  Classified Board of Directors

  The Company's Certificate of Incorporation provides that, so long as the Board of Directors consists of more than two directors, the Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year.

  No Stockholder Action by Written Consent; Special Meetings

  The Company's Certificate of Incorporation provides that stockholders can take action only at a duty called annual or special meeting of stockholders. Stockholders of the Company are not permitted to take action by written consent in lieu of a meeting. In addition, the Certificate of Incorporation provides that, subject to the rights of the holders of any stock having a preference over the Common Stock as to dividends or liquidation, special meetings of the stockholders can be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. Stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Transfer Agent and Registrant

  The transfer agent and registrar for the Company's Common Stock is Chemical Trust Company of California, San Francisco, California.

                     SHARES AVAILABLE FOR FUTURE SALE

  As of April 30, 1997, there were 16,678,086 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.
As of April 30, 1997, the Company had reserved for issuance under the Company's Amended and Restated 1993 Flexible Stock Incentive Plan and under the Company's 1996 Non-Qualified Stock Option Plan (collectively, the "Plans") 2,125,000 shares and 780,000 shares of Common Stock, respectively.

  In certain circumstances, the holder of Shares may elect to sell its Shares in accordance with the exemptions provided by Rule 144 under the Securities Act rather than pursuant to this Prospectus. In general, under Rule 144, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares for at least one year, including any such persons who may be deemed "affiliates" of the Company (as defined in the Securities Act), would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Sales of shares by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

  As of April 30, 1997, pursuant to the Plans, options to purchase an aggregate of 2,114,660 shares of Common Stock have been granted or authorized to be granted to the Company's directors, officers and employees.

  No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares (including shares issued upon the exercise of options), or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                            SELLING STOCKHOLDER

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Selling Stockholder as of April 30, 1997, as to (i) the number of shares of Common Stock and percentage of outstanding shares of Common Stock beneficially held by the Selling Stockholder, (ii) the maximum number of Shares that may be offered pursuant to the Prospectus, (iii) the number of shares of Common Stock and percentage of outstanding shares of Common Stock that will be held by the Selling Stockholder after the sale of the Shares assuming all shares are sold by the Selling Stockholder. The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the holder thereof.

                    Number of Shares               Number of Shares
                   Beneficially Owned  Number of  Beneficially Owned
                   Prior to Offering    Shares      After Offering
                   Number  Percentage  to Be Sold  Number  Percentage

Selling
Stockholder
 Tencor            665,568    4.0%      665,568      0         *

Instruments(1)____________
*less than 1%
(1) Tencor Instruments is a wholly-owned subsidiary of KLA-Tencor Corporation. Tencor Instruments' address is 333 Octavius Street, Santa Clara, CA 95054.

                               LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California.

                                  EXPERTS

  The consolidated financial statements of Uniphase incorporated by reference in Uniphase's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by references therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  MATERIAL CHANGES

   The Company has reached an agreement in principle under which KLA-Tencor will become the exclusive distributor for certain products developed and manufactured by Ultrapointe, a subsidiary of the Company, including the Laser Imaging Systems used to analyze defects on semiconductor wafers and photomasks during the manufacturing process as well as automatic defect classification software products. The parties' obligations under the agreement in principle are subject to negotiation, the signing of definitive agreements and normal and customary closing conditions. As a result, there can be no assurance that any definitive agreement will be reached or if reached, will be consummated on the terms presently contemplated.


          No     dealer,     sales
representative,   or   any   other
person has been authorized to give
any  information or  to  make  any
representations in connection with
this  offering  other  than  those
contained in this Prospectus, and,               665,568 Shares
if given or made, such information
or  representations  must  not  be
relied   upon   as   having   been
authorized by the Company  or  the
Underwriters. This Prospectus does            UNIPHASE CORPORATION
not constitute an offer to sell or
a solicitation of any offer to buy
any   securities  other  than  the
shares of Common Stock to which it
relates  or  an  offer  to,  or  a
solicitation of, any person in any                Common Stock
jurisdiction where such  an  offer
or solicitation would be unlawful.
Neither   the  delivery  of   this
Prospectus  nor  any   sale   made
hereunder    shall,   under    any
circumstances      create       an
implication that there has been no         __________________________
change  in  the  affairs  of   the
Company    or   that   information                 PROSPECTUS
contained herein is correct as  of         __________________________
any  time  subsequent to the  date
hereof.

          _____________

       TABLE OF CONTENTS
                            Page
Available Information         2
Incorporation of Certain
Documents by Reference        2
The Company                   4
Risk Factors                  5
Securities To Be Offered     12
Use of Proceeds              12
Description of the Company's
Capital Stock                12
Shares Available for Future                                , 1997
Sale                         14
Selling Stockholder          14
Legal Matters                15
Experts                      15
            __________




                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, NASD filing fee and Nasdaq listing fee.


                                                Amount To
                                                Be Paid
  SEC registration fee                          $ 9,416
  Nasdaq listing fee                             13,312
  Legal fees and expenses                         7,500
  Accounting fees and expenses                    4,000
  Miscellaneous expenses                          1,772
                                                --------
            Total                               $36,000
                                                ========

Item 15.  Indemnification of Directors and Officers

  The indemnification and liability of the Company's directors and officers are governed by Delaware law.

  Under Section 145 of the General Corporation Law of the State of Delaware, the Company has broad powers to indemnify its directors and officers against liabilities that may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

  The Company's Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts of omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  The Company has obtained a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

  The Underwriting Agreement provides for cross-indemnification of the Underwriters and the Company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 16.  Exhibits

 (a) Exhibits


  No.            Description
   5.1    Opinion of Morrison & Foerster LLP
  23.1 Consent of Ernst & Young LLP, independent auditors
  23.2    Consent of Counsel (included in Exhibit 5.1)
  24.1    Power of Attorney (see page II-3)



Item 17.  Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 The undersigned Company hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) For the purpose of determining liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 6th day of May, 1997.

                               UNIPHASE CORPORATION

                               By:/s/  KEVIN N. KALKHOVEN
                                  Kevin N. Kalkhoven
                          President, Chief Executive Officer
                        and Chairman of the Board of Directors

                             POWER OF ATTORNEY

  We, the undersigned officers and directors of Uniphase Corporation, do hereby constitute and appoint Kevin N. Kalkhoven and Dan E. Pettit, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature              Title              Date
  /s/  KEVIN N. KALKHOVEN        President, Chief       May 27, 1997
                                 Executive Officer and
  Kevin N. Kalkhoven             Chairman of the Board
                                 of Directors
                                 (Principal Executive
                                  Officer)

  /s/  DAN E. PETTIT             Vice President,        May 27, 1997
   Dan E. Pettit                 Finance, Chief
                                 Financial Officer
                                 and Secretary
                                 (Principal Financial
                                  and
                                 Accounting Officer)

  /s/  WILLIAM B. BRIDGES, Ph.D. Director               May 27, 1997
 William B. Bridges,
 Ph.D.


  /s/  ROBERT C. FINK            Director               May 27, 1997
   Robert C. Fink

  /s/  CATHERINE P.  LEGO        Director               May 27, 1997
  Catherine P. Lego


  /s/  STEPHEN C. JOHNSON        Director               May 27, 1997
   Stephen C. Johnson


  /s/  ANTHONY R. MULLER        Director                May 27, 1997
  Anthony R. Muller


  /s/  WILSON SIBBETT, Ph.D.   Director                 May 27, 1997
  Wilson Sibbett, Ph.D.


                             INDEX TO EXHIBITS



  Exhibit
  Number                   Exhibits
   5.1            Opinion of Morrison & Foerster LLP
  23.1           Consent of Ernst & Young LLP,
                 independent auditors
  23.2           Consent of Counsel (included in Exhibit 5.1)
  24.1           Power of Attorney (see page II-3)


                                                                Exhibit 5.1

                               May 27, 1997


Uniphase Corporation
*163 Baypointe Parkway
San Jose, California  95134

Ladies and Gentlemen:

     We are acting as counsel to Uniphase Corporation, a Delaware corporation (the "Company"), in connection with the registration of 665,568 shares of common stock (the "Shares") of the Company, par value $.001 per share ("Common Stock"), that may be offered and sold from time to time by the certain holder of such shares. The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that the Shares as described in the Registration Statement have been validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading "Legal Matters" in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                              Very truly yours,



                              /s/ Morrison & Foerster LLP





                                                               EXHIBIT 23.1

            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of Uniphase Corporation for the registration of 665,568 shares of its common stock and to the incorporation by reference therein of our report dated July 30, 1996, with respect to the consolidated financial statements of Uniphase Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.





/s/ Ernst and Young LLP

San Jose, California
May 27, 1997